UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Oshkosh Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

O S H K O S H   C O R P O R A T I O N

F O R   I M M E D I A T E   R E L E A S E

For more information, contact:

Financial:	Patrick Davidson
Vice President of Investor Relations
920.966.5939

Media:	John Daggett
Vice President of Communications
920.233.9247

OSHKOSH CORPORATION FILES DEFINITIVE PROXY MATERIALS INCLUDING
LETTER TO SHAREHOLDERS

Urges Shareholders to Vote FOR the Oshkosh Nominees on
the WHITE Proxy Card

OSHKOSH, Wis. — December 12, 2011 — Oshkosh Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today announced that it filed with the Securities and Exchange Commission (“SEC”) definitive proxy materials in connection with the Company’s 2012 Annual Meeting of Shareholders to be held on January 27, 2012.  Shareholders of record at the close of business on December 6, 2011 will be entitled to vote at the 2012 Annual Meeting.

The Oshkosh Board of Directors unanimously recommends that shareholders vote “FOR” all of the Company’s 13 experienced and highly qualified director nominees: Richard M. Donnelly, Michael W. Grebe, Peter B. Hamilton, Kathleen J. Hempel, Leslie F. Kenne, Harvey N. Medvin, J. Peter Mosling, Jr., Craig P. Omtvedt, Duncan J. Palmer, John S. Shiely, Richard G. Sim, Charles L. Szews and William S. Wallace — on the WHITE proxy card.  Shareholders are encouraged to vote by telephone, by Internet or by signing, dating and returning the WHITE proxy card.

The Company also today filed the following letter with the SEC, which will be mailed to its shareholders:

December 12, 2011

Dear Fellow Shareholder:

Oshkosh’s Board of Directors and senior management are singularly focused on increasing the value of your investment in Oshkosh.  We have taken — and will continue to take — substantial steps to strengthen the Company and its powerful franchise through these turbulent economic times.  We are positioning to take full advantage of opportunities across our product portfolio as markets improve.

On January 27, 2012, Oshkosh will hold its Annual Meeting of Shareholders.  To elect the Oshkosh Board of Directors’ nominees, we encourage you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

OSHKOSH’S TRACK RECORD OF BRAND LEADERSHIP AND DELIVERING RETURNS

Oshkosh’s long history of developing world-class products is one of the strongest in each of the industries in which we operate.  The Company has built a diversified portfolio of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies.  We are a global leader in niche specialty vehicles and vehicle body markets.  Our commitment to excellence is intense — 98% of our sales are represented by the #1 brands in their respective markets.

Our success in building our business has been driven by our deep understanding of the defense, municipal and construction markets that we serve.  We have been able to deliver products of the highest quality, and we are known for innovating to meet the needs of our customers.  The vehicles that we design need to be carefully tailored to the unique nature of our clients’ businesses — where performance and reliability are often mission critical.

By executing on our business plan, we have delivered strong returns across highly cyclical markets.  Despite two recessions, over the past 15 years we have achieved a total shareholder return of over 18.5% on an annualized basis, which is well in excess of the 5.9% annualized return for the S&P 500, and we’ve grown our business from $413 million in revenue to $7,585 million in revenue, representing a compound annual growth rate (CAGR) of approximately 21%.(1)

While we are managing through the latest downturn, recent years have been challenging for our customers, our industry and our Company.  Our country is facing prolonged economic challenges, and the impact has been particularly acute in our end markets.  Municipal budgets have been significantly reduced, defense budgets are facing reductions and Oshkosh’s non-defense markets have suffered 40 to 90+ percent downturns in volume.  These negative developments have impacted our profits, our stock price and overall shareholder returns.

RESPONDING TO RECENT CHALLENGES — OUR “MOVE” STRATEGY

In the face of these unprecedented challenges, your Board and management team have taken decisive action.  In early 2011, with the assistance of a leading, globally-recognized consulting firm, we undertook a comprehensive process to review, analyze, and assess our businesses and the competitive landscape.  We evaluated a range of financial and strategic options and determined the best path forward to provide the greatest value for our shareholders, taking into account that our markets are at a difficult part of their cycles or facing uncertainties.

The comprehensive review process undertaken by your Company resulted in the development of our plan to deliver increased long-term shareholder value — the MOVE strategy.  MOVE focuses on four major categories:  Market recovery and growth, Optimizing cost and capital structure, Value innovation and Emerging market expansion.  Our MOVE strategy is well underway, and we are investing in fiscal 2012 to support MOVE initiatives that we believe will benefit Oshkosh and our shareholders today and in the coming years, with significant benefit beginning in fiscal 2013.

(1) Data per Oshkosh 10-K filings and Bloomberg. Oshkosh revenue figures for fiscal years ending 30-Sep-1996 and 30-Sep-2011.  Total shareholder returns for Oshkosh and the S&P 500 are from 30-Sep-1996 to 02-Dec-2011.

We are tailoring our businesses to the current environment and positioning them for future growth.  We are targeting mid-single digit operating income margins in all of our businesses in the current depressed markets, and incrementally improved margins in an economic recovery.  We are focused on:

•                  Optimizing our cost and capital structure.  Execution of the MOVE strategy and actions we took prior to initiating MOVE have already resulted in substantial reductions to the Company’s cost structure, which is critical in today’s challenging operating conditions.  We are a leaner, more efficient operator and we will be executing further initiatives to continue this journey.  We have:

•                  Reduced the number of our manufacturing facilities by 20% since 2008 (with no reduction in capacity), and we expect previously announced facility closures to benefit earnings by $33 million annually by fiscal 2013;

•                  Implemented the Oshkosh Operating System to expand the use of lean manufacturing tools across our Company to better serve our customers as well as reduce costs and inventory levels;

•                  Formed integrated project teams to reduce product, process and overhead costs;

•                  Created Global Procurement and Supply Chain, Global Manufacturing Operations and Total Quality Management groups, which are led at the corporate level, in order to, among other things, leverage our consolidated purchasing power to reduce materials costs, manage our manufacturing facilities more effectively to reduce costs and improve product quality to create competitive advantages; and

•                  Reduced debt by $2 billion since 2008, substantially de-levering the Company and providing additional financial flexibility.

•                  Developing innovative, profitable products.  Our investments in innovative new products and technologies have historically helped drive profitable growth in our mature markets.  We are committed to remaining the innovation leader in our markets.  Examples of our recent leading innovations include:

•                  Rapid design and build of the MRAP-All Terrain Vehicle (M-ATV) for the U.S. Armed Forces to meet an urgent operational need for highly mobile and survivable combat vehicles in Afghanistan.  We began fielding this vehicle in October 2009 — only 11 months after developing the concept.  Through September 30, 2011, this product innovation has generated approximately $5.8 billion in sales and strong margins.

•                  Pierce’s revolutionary Dash® Cab Forward fire truck, the first of its kind to provide ample operating space for the driver and captain, which dramatically improves serviceability and visibility.

•                  Expanding in emerging markets.  We expect substantial opportunities for adoption and penetration of our products in emerging markets.

•                  Oshkosh’s net sales outside the U.S. grew from 10% in fiscal 2010 to 17% in fiscal 2011.  Our goal is to increase this to 30% as our international strategy gains traction.

•                  We have expanded our sales and service offices and/or manufacturing facilities in each of the BRIC countries in the last two years, which we expect will continue to expand our international sales.

•                  We have aggressively forward-deployed in a number of countries to pursue cutting-edge defense product opportunities in the Middle East and across the Americas.

•                  Capturing the full extent of the market recovery.  We expect that our efforts to aggressively reduce costs, achieve organic growth through innovation and expand globally to earn acceptable returns during these difficult times will position Oshkosh to fully capture the benefits of the market recovery.  We believe the earnings opportunity of a market recovery to prior peak annual volumes is nearly $500 million annually.  Regardless of the extent and timing of recovery, we will drive to maximize earnings by:

•                  Improving our sales, inventory and operations processes to assure that we build the right inventory in the right regions at the right times to capture incremental sales, while optimizing inventory turns; and

•                  Focusing our distribution on conquest sales to take advantage of our leadership in innovation.

We recognize, however, that there is more work to be done.  Your Board and management team are committed to exploring any and all reasonable opportunities and taking further action to enhance value for all shareholders.

BOARD LEADERSHIP

Your Board is comprised of highly qualified, proven business leaders with a broad range of complementary experience in industrial manufacturing, defense, finance, private equity, risk management and other areas essential to Oshkosh’s businesses.  Certain Oshkosh directors also have distinguished careers serving the Company’s primary customer, the U.S. Department of Defense.  Your Board’s substantial experience in interacting with, and overseeing businesses involving, the defense and our other end markets, has been critical to our continued success.

Moreover, your Board is independent, providing rigorous oversight of Oshkosh’s strategic direction.  The Board led the development of the MOVE strategy and is constantly evaluating the strategic direction of the Company, its business mix and its capital structure.  Importantly, all of our directors are elected annually and 12 of our 13 directors are independent, including the Oshkosh Chairman of the Board, Richard M. Donnelly.

Your Board has long recognized the importance of new perspectives in the boardroom, and an important part of Oshkosh’s success is derived from your Board’s ability to attract new qualified and experienced independent directors that offer a fresh perspective.  In fact, since October 2010, your Board has added four new independent directors, and upon the election of John S. Shiely at the upcoming Annual Meeting, we will have added five new independent directors during the past 16 months.

CARL ICAHN’S PROXY FIGHT

You may be aware that Carl Icahn, the corporate raider and hedge fund activist, has launched a proxy fight to try to replace six members of Oshkosh’s Board with his own hand-picked slate of six nominees.

Oshkosh has maintained an open dialogue with Mr. Icahn since we first became aware of his investment in our Company.  In fact, since Mr. Icahn first invested in Oshkosh, we have had multiple phone calls and two in-person meetings with either Mr. Icahn or his associates.  We have repeatedly asked Mr. Icahn and his team for their ideas regarding the Company and how best to create shareholder value. To date, he has not discussed with us any ideas for creating value or what he thinks the Company should be doing differently for the benefit of Oshkosh shareholders.

We do not believe that Mr. Icahn is interested in a dialogue that enhances value for all Oshkosh shareholders.  Instead, we believe he is pursuing his own personal agenda without regard for the interests of the Company and all other shareholders.  You should be aware that he has selected as his nominees four candidates who are currently employed by Mr. Icahn or one of his entities and another who has had a long relationship with Mr. Icahn beginning in college.

The Oshkosh Board of Directors is committed to acting in your best interests and believes that a Board that represents the interests of all shareholders, not just the interests of one shareholder, is better positioned to maximize long-term value and generate superior returns for all shareholders.

YOUR BOARD’S DIRECTOR NOMINEES ARE COMMITTED TO
SERVING THE INTERESTS OF ALL OSHKOSH SHAREHOLDERS —
PLEASE VOTE THE WHITE PROXY CARD TODAY

Your Company seeks your support in electing the Company’s 13 highly qualified nominees, including 12 current directors and a new nominee proposed by the Oshkosh Board.  Your Board unanimously recommends that shareholders vote “FOR” the Company’s 13 experienced and highly qualified director nominees: Richard M. Donnelly, Michael W. Grebe, Peter B. Hamilton, Kathleen J. Hempel, Leslie F. Kenne, Harvey N. Medvin, J. Peter Mosling, Jr., Craig P. Omtvedt, Duncan J. Palmer, John S. Shiely, Richard G. Sim, Charles L. Szews and William S. Wallace.

Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in Oshkosh by voting the WHITE proxy card.  We urge you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.  Please do not return or otherwise vote any proxy card sent to you by Mr. Icahn.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

/s/ Richard M. Donnelly	/s/ Charles L. Szews

Richard M. Donnelly	Charles L. Szews
Chairman of the Board of Directors	President and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 750-9499

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any proxy card sent to you by

Mr. Icahn, as doing so will revoke your vote on the WHITE proxy card.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These factors include the expected level and timing of DoD procurement of products and services and funding thereof, including the impact of the DoD’s allocation of certain tires which will restrict and delay certain FHTV sales; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during periods of global economic uncertainty, lower municipal spending and tight credit markets; the Company’s ability to produce vehicles under the FMTV contract at targeted margins; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than equity market expectations; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; the consequences of financial leverage, which could limit the Company’s ability to pursue various opportunities; increasing commodity and other raw material costs, particularly in a sustained economic recovery; the ability to pass on to customers price increases to offset higher input costs; risks related to costs and charges as a result of facilities consolidation and alignment, including that anticipated cost savings may not be achieved; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; the potential for increased costs relating to compliance with changes in laws and regulations; risks related to disruptions in the Company’s distribution networks; risks related to a threatened proxy fight and other actions of activist shareholders; and the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed November 16, 2011. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Medtec®, Jerr-Dan®, Oshkosh Specialty Vehicles, Frontline™, SMIT™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, visit www.oshkoshcorporation.com. ®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.